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On August 8, 2022, FedEx Corporation issued the following press release:

Contact:	Jenny Robertson

FedEx Media Relations (901) 434-8100

Vice Admiral Nancy A. Norton and Stephen E. Gorman Nominated to FedEx Board of Directors

MEMPHIS, TN, August 8, 2022 — FedEx Corporation (NYSE: FDX) announced today that retired Navy Vice Admiral Nancy A. Norton and Stephen E. Gorman have been nominated for election to the FedEx Board of Directors at the FedEx Corporation Annual Meeting of Stockholders on September 19, 2022.

Vice Admiral Norton led the Department of Defense’s cyber activities, where she was responsible for organizing, training, and equipping members of the military and civilian staff and command and control of joint forces to secure, operate, and defend the Department of Defense Information Network. She served as Director of the Defense Information Systems Agency and developed extensive cybersecurity programs for naval fleets and their activities throughout Europe and the Asia Pacific. Admiral Norton was commissioned in 1987 through the Navy Officer Candidate School and served multiple tours for the Office of the Chief of Naval Operations, including as a director overseeing information warfare.

Mr. Gorman retired as the Chief Executive Officer of Air Methods Corporation, a leading domestic provider in the air medical market, in 2020. Prior to his role as CEO at Air Methods, he served as President and Chief Executive Officer of Borden Dairy Company and Executive Vice President and Chief Operating Officer of Delta Air Lines, Inc. Throughout his career, Mr. Gorman has held other executive leadership positions including for Greyhound Lines, Inc., Krispy Kreme Doughnuts, Inc., and Northwest Airlines Corp. Mr. Gorman was nominated for election to the FedEx Board of Directors pursuant to the cooperation agreement between FedEx and the D. E. Shaw group announced on June 14, 2022.

“Nancy and Steve will be tremendous assets to the FedEx Board of Directors,” said Frederick W. Smith, FedEx Corp. Executive Chairman and Chairman of the Board. “They have proven leadership skills and extensive expertise that will complement the existing skill set of our Board of Directors and provide great value to FedEx.”

If elected, Admiral Norton will serve on the Cyber and Technology Oversight Committee and the Compensation and Human Resources Committee, and Mr. Gorman will serve on the Governance, Safety, and Public Policy Committee and the Cyber and Technology Oversight Committee.

In addition, the following 13 current members of the FedEx Board are standing for reelection at the annual meeting: Frederick W. Smith, Rajesh Subramaniam, Marvin R. Ellison, Susan Patricia Griffith, Kimberly A. Jabal, Amy B. Lane, R. Brad Martin, Frederick P. Perpall, Joshua Cooper Ramo, Susan C. Schwab, David P. Steiner, V. James Vena, and Paul S. Walsh. Dr. Shirley A. Jackson is retiring as a director immediately before the annual meeting and will not stand for reelection pursuant to the mandatory retirement provision in FedEx’s Corporate Governance Guidelines.

Following the 2022 Annual Meeting of Stockholders, the FedEx Board of Directors will consist of 15 directors, 13 of whom are independent, if all nominees standing for election are elected.

About FedEx Corp.

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenue of $94 billion, the company offers integrated business solutions through operating companies competing collectively, operating collaboratively and innovating digitally under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its 550,000 employees to remain focused on safety, the highest ethical and professional standards and the needs of their customers and communities. FedEx is committed to connecting people and possibilities around the world responsibly and resourcefully, with a goal to achieve carbon-neutral operations by 2040. To learn more, please visit about.fedex.com.

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